Exhibit 21.1
COLONY CAPITAL, INC.
LIST OF SIGNIFICANT SUBSIDIARIES

Subsidiary Name	State or Jurisdiction of Formation
CFI RE Holdco, LLC	Delaware
Colony Capital Advisors, LLC	Delaware
Colony Capital Investment Advisors, LLC	Delaware
Colony Capital Investment Holdco, LLC	Delaware
Colony Capital OP Subsidiary, LLC	Delaware
Colony Capital Operating Company, LLC	Delaware
HA Portfolio Holdings-T, LLC	Delaware
Healthcare GA Holdings, GP	Delaware
Healthcare GA Holdings-T, LLC	Delaware
Healthcare GA Limited Partner-T, LLC	Delaware
Healthcare GA Operating Partnership-T, LLC	Delaware
NorthStar Healthcare JV Holdings, LLC	Delaware
NorthStar Healthcare JV, LLC	Delaware
NorthStar Realty Healthcare, LLC	Delaware
NRF Holdco, LLC	Delaware
NRFC Healthcare Holding Company, LLC	Delaware

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